SEPTEMBER 2020

HOMELAND ENERGY SOLUTIONS NEWSLETTER

INSIDE THIS ISSUE:

HIGH QUALITY ETHANOL PRODUCTION	2
STAN'S THOUGHTS	2
FINANCIALS	3

FROM THE CEO DESK:

As quickly as the Pandemic severely cut our business, we rebounded and have been running nearly full rate since the middle of May. The US economy has rebounded to the point that gasoline demand is about 90% of the previous year and the ethanol production for the industry is running about 90% of last year's rate. Given all these dramatic changes in the first 6 months, we have returned to profitable margins and are working towards our future endeavors.

With the Pandemic changing people's habits and behaviors towards the use of hand cleaners, surface cleaners and the like, we have moved forward with a capital project to produce industrial ethanol that can be used in all kind of applications including the hand sanitizer market. The project will produce 20MMGPY and is scheduled to begin production in December of this year.

Additionally, we have started the construction of a new grain bin. The additional corn storage continues to improve our ability to receive corn when the corn is readily available. A grain bin is part of our overall strategy to continually improve our corn handling infrastructure.

We continue to evaluate the feasibility of the high protein processes being offered by ICM and various other technology providers. These technologies would allow us to divert 10% of our DDGS to a high protein product (50+%) that sells for more than double the price of DDGS.

Today, we sell three products (fuel ethanol, DDGS and corn oil) and by the end of the year we will be offering a fourth product line, industrial ethanol. Next year we are evaluating the addition of a fifth product line, which is high protein. The high protein product is used in pet food, aquaculture and other high-end feed products.

New final products are a great way to diversify our revenue and ultimately reduce our risk with just a few products.

Thank you for your continued support.

STATE SENATORS VISIT HOMELAND

On August 6, Homeland had State Senators Randy Feenstra and Waylon Brown at a roundtable discussion with Homeland management about the pressing topic of ethanol. Mr. Feenstra is the Republican nominee running for US Congress (who defeated US Rep Steve King in the June primary).

There were discussions of COVID and how this has affected Homeland along with how our plant is operating and the future of the ethanol industry. Feenstra acknowledged the impact and contribution the ethanol industry has made to Iowa. The visit ended with a tour of the plant.



Pictured from L to R: State Senator Waylon Brown, James Broghammer, CEO, State Senator Randy Feenstra and Kevin Howes, Plant Manager/COO

DISCLOSURE

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our web site or upon request.

HOMELAND ENERGY SOLUTIONS NEWSLETTER

Page 2

HES INVESTS IN HIGH QUALITY ETHANOL PRODUCTION

In June, our Board of Directors approved a capital investment to design and install the necessary equipment to produce 20 million gallons per year of high-quality ethanol commonly known as USP (United States Pharmacopeia) grade. This new process is scheduled to come on-line late December with shipments ready to go out 1/1/21.

As reported in last quarter's newsletter, Homeland began supplying ethanol for hand sanitizer under the FDA's temporary guidance documents on March 31st. Since then, we have shipped over 2.3 million gallons of ethanol into this market but as time went by, the quality requirements continued to get more stringent. USP spec ethanol has always been the "top shelf" alcohol for this market and with the current FDA guidance document set to expire at the end of the year, the only alcohol that will be allowed to be used in 2021 will be either FCC or USP spec material.

Couple this with the effect COVID-19 had on the fuel ethanol market in April, when ethanol prices dropped to $0.80/gal and 50% of our industry was idled, the importance for product diversification became very apparent. However, Homeland will not focus solely on hand sanitizer for this new product but will also be looking to supply USP ethanol for use in other disinfectants, fragrances, cosmetics, CBD extraction, and other markets.

For more information on "Ethanol's Market Move," please refer to the link below to the latest issue of Ethanol Producer Magazine: https://bit.ly/32Qfjlk

-Kevin Howes, Plant Manager/COO

> ***"...the effect COVID-19 had on the fuel ethanol market in April, when ethanol prices dropped to $0.80/gal and 50% of our industry was idled, the importance for product diversification became very apparent."***

STAN'S THOUGHTS

It soon will be harvest time. Mother Nature is bringing our corn in the fields along faster than most of us would have liked. The dryness over the last several weeks has lowered some of our yield expectations but we are thankful we didn't have the wind in our area that they did south of us. The damage to crops, homes, buildings and trees is very hard to imagine if you haven't seen it. I am very sympathetic for those people in that area.

We are very busy at Homeland getting ready for harvest. The crew has cleaned and swept most of our bins and fresh dry corn has been refilled in the bottoms. We will be taking some down time the week of Sept 21 for repairs and maintenance and much of our grain handling equipment will be inspected and repaired as needed at that time.

The new grain bin is being erected as I write this. We hope to have it ready to fill when our current bins become full. Hopefully the timing works out. Much will depend on the weather and how fast the new crop is harvested.

All the improvements that have been done over the last couple years will be evident this fall. The additional grain space, new probing system, new scales, and additional grain dump will make it much faster to dump. There should be no waiting lines and our truck dump hours will be longer and more stable. We plan on running truck dumping hours of 7am-4pm Monday-Saturday and possibly longer during heavy harvest, adding a few Sunday afternoons if necessary.

As always, we will have deferred pricing programs in place for those that wish to price the corn they are hauling at a later time. Zach, Kay, and I will be able to help those that wish to discuss pricing alternatives.

In closing, all of us at Homeland would like to wish all our corn customers a safe harvest season.

"Remember, it all starts with the corn at Homeland"

-Stan "The man from Homeland" Wubbena,

Commodity & Risk Manager

SEPTEMBER 2020

Page 3

HOMELAND ENERGY SOLUTIONS FINANCIALS — Q2 2020

Homeland rebounded nicely in Q2 after a very tough first quarter. Net income of $3.96M in Q2 decreased the YTD net loss to $1.29M. Negative margins in April resulted in reduced run rates, bringing overall ethanol production down approximately 5% in Q2 vs Q1. Fuel ethanol price per gallon rebounded, which, combined with sales of ethanol for use in hand sanitizer, resulted in an approximately 9% increase in price per gallon and a 33% increase in ethanol revenue in Q2 vs Q1 2020. Sales of Distiller's Grains and corn oil remained fairly steady in terms of both units sold and revenue in Q2 as compared to Q1.

Corn prices also moved in the right direction for us in Q2, with the cost of corn per bushel dropping approximately 16% in Q2 vs Q1. Overall revenue decreased less than 2% in Q2 from Q1, but Cost of Goods Sold decreased 14% and Operating Expenses decreased 17%, both of which were instrumental in creating a nearly $4M net income for the quarter.

Despite a YTD net loss as of June 30, Homeland continues to have strong Balance Sheet, which allows us to continue to strive for continuous improvement as evidenced by the capital projects discussed in other areas of this newsletter.

Please see a summary of the Company's financial performance below. You may find a more detailed version of the annual report available on the HES or SEC website.

-Beth Eiler, Chief Financial Officer

BALANCE SHEET		6/30/2020	3/31/2020
Current Assets		$ 54,873,085	$ 83,362,465
Property & Equipment		121,118,830	123,046,801
Other Assets		8,594,810	9,026,292
Total Assets		$ 184,586,725	$ 215,435,558
Current Liabilities		$ 20,166,126	$ 52,025,442
Long-term Liabilities		11,731,787	14,683,126
Total Members' Equity		152,688,812	148,726,990
Total Liabilities and Equity		$ 184,586,725	$ 215,435,558
Book Value per Membership Unit		$ 2,365	$ 2,304
INCOME STATEMENT	**3 Months Ended**	**6/30/2020**	**3/31/2020**
Revenue		$ 63,862,205	$ 65,037,238
Cost of Goods Sold		59,284,228	68,964,823
Operating Expenses		831,256	1,005,013
Operating Income		3,746,721	(4,932,598)
Other Income (Loss)		215,101	(315,967)
Net Income		$ 3,961,822	$ (5,248,565)
Net Income per Membership unit		$ 61	$ (81)
Distributions per unit		$ -	$ -

"...Cost of Goods Sold decreased 14% and Operating Expenses decreased 17%, both of which were instrumental in creating a nearly $4M net income for the quarter."

HOMELAND ENERGY SOLUTIONS NEWSLETTER

Homeland Energy Solutions

2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us

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ETHANOL:
DRIVING AMERICA'S FUTURE